Amendment to Transfer Agency Services Agreement

THIS AMENDMENT IS MADE AS OF [  ], 2016 (the “Effective Date”) between WesMark Funds (the “Trust”), an open-end, management investment company organized as a business trust under the laws of the State of Massachusetts, and ALPS Fund Services, Inc. (“ALPS”), a Colorado corporation.

WHEREAS, the Trust and ALPS have entered into a Transfer Agency and Services Agreement dated November 14, 2009, as amended (the “Agreement”); and

WHEREAS, the Trust and ALPS wish to modify the Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.         As of the Effective Date, Appendix A of the Agreement is replaced in its entirety with the new Appendix A attached hereto and incorporated by reference herein.

2.         As of the Effective Date, Section 2(a) of the Agreement is replaced in its entirety with the following:

2.         ALPS Compensation; Expenses

(a)
In consideration for the services to be performed hereunder by ALPS, the Trust shall pay ALPS the fees listed in Appendix C hereto.  Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by the Trust and such fees are subject to renegotiation between the parties to the extent such information is determined to be materially different from what the Trust originally provided to ALPS.  During each year of the term of this Agreement, unless the parties shall otherwise agree and provided that the service mix and volumes remain consistent with those provided in the previous year of this Agreement, the fee that would be charged for the same service would be the base fee rate (as reflected in Appendix C) subject to an annual cost of living adjustment based on the Consumer Price Index for Urban Wage Earners and Clerical Workers, for the Denver-Boulder-Greeley area, as published bimonthly by the United States Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such index is terminated, any successor or substitute index, appropriately adjusted, acceptable to all parties.

3.         All other provisions of the Agreement shall remain unchanged.

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IN WITNESS WHEREOF, the Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of this Amendment as set forth above.

WESMARK FUNDS		ALPS FUND SERVICES, INC.

By:		By:
Name:	David B. Ellwood	Name:	Jeremy O. May
Title:	President	Title:	President

APPENDIX A

LIST OF PORTFOLIOS

WesMark Small Company Growth Fund
WesMark Growth Fund
WesMark Balanced Fund
WesMark Government Bond Fund
WesMark West Virginia Municipal Bond Fund
WesMark Tactical Opportunity Fund

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